MATERIAL CHANGE REPORT

Form 53-901F (formerly Form 27) Under Section 85(1) of the British Columbia Securities Act
Form 27 Under Section 118(1) of the Alberta Securities Act
Form 27 Under Section 75(2) of the Ontario Securities Act
Form 27 Under Section 81(2) of the Nova Scotia Securities Act
Form 27 Under Section 73 of the Quebec Securities Act
Form 25 Under Section 84(1)(B) of the Saskatchewan Securities Act
Form 27 Under Section 76(2) of the Newfoundland Securities Act
National Policy 40 Manitoba/New Brunswick/Prince Edward Island/Yukon
(Individually the "Act" and collectively, the "Securities Acts")

1.         Reporting Issuer

Full name of the Issuer:

Queenstake Resources Ltd.

The address of the principal office in Canada of the reporting issuer is as follows:

712C - 12th Street

New Westminster, British Columbia V3M 4J6

PHONE: (604) 516-0566

2.         Date of Material Change

October 7, 2003

3.         Press Release

The date and place(s) of issuance of the press release are as follows:

October 7, 2003

The Press Release was released to The Toronto Stock Exchange being the only exchange upon which the shares of the Issuer are listed, and through various other approved public media.

4.         Summary of Material Change(s)

A summary of the nature and substance of the material change is as follows:

On October 7, 2003 the Company announced its third quarter production results and September exploration results. Jerritt Canyon produced from July 1, 2003 to September 30, 2003, 81,590 ounces of gold, at an estimated average cash operating cost of $247 per ounce.

5.         Full Description of Material Change

Queenstake Resources Ltd. has completed the first three months of operations at its recently acquired Jerritt Canyon mine. Through this period, Jerritt Canyon produced 81,590 ounces of gold, at an estimated average cash operating cost of $247 per ounce.

Immediately after the acquisition of the Jerritt Canyon mine on July 1, 2003, Queenstake began an aggressive underground drilling and surface program exploring for additional resources proximal to the current underground mines. Following is a tabulation of significant results from underground exploration drilling completed during September.

	Hole No.	Feet	Grade (ounces of
			gold per ton)

Smith Mine	LX-404	30	0.502

	LX-404	65	0.263

SSX Mine	SSX-798	70	0.333

	SSX-798	15	0.422

	SSX-799	35	0.428

	SSX-800	110	0.495

	SSX-801	120	0.545

Murray Mine	NC-043	20	0.389

	NC-043	9	0.215

This table shows only results that are outside the current reserve and resource envelope as determined in June 2003 but proximal to current workings; thus all these intercepts represent additional mineral inventory that, based on past experience, can be expected to be converted to reserves. Intercepts of the order of magnitude indicated in these tabulations are not exceptional at Jerritt Canyon.

An exploration surface drill hole, SC-1320, was drilled vertically about 1,000 feet southeast of the Saval open pit, on strike with and northwest of the SSX mine. This hole intersected 35 feet of 0.370 ounces of gold per ton (between 350 feet and 385 feet). This drill result is expected to add to the South Saval resource.

Queenstake's underground exploration drill program and surface drilling are ongoing. The latter will continue until prohibited by winter weather. Dusty Nicol, Director of Exploration, Ted Wilton, District Exploration Manager and the exploration team will spend the winter months reviewing 25 years of past exploration data and compiling that data with current results to allow drilling to resume in the spring of 2004 on prioritized targets. Jerritt Canyon comprises over 100 square miles of highly prospective exploration ground and is a district in and of itself.

6. Reliance on Section 85(2) of the Securities Act (British Columbia), or Reliance on Section 118(2) of the Securities Act (Alberta), or Reliance on Section 84(2) of the Securities Act, 1988 (Saskatchewan), or Reliance on Section 75(3) of the Securities Act (Ontario), or Reliance on Section 81(3) of the Securities Act (Nova Scotia), or Reliance on National Policy No. 40 (Manitoba), or Reliance on Section 74 of the Securities Act (Quebec), or Reliance on Section 5 of the Regulation to the Securities Act (Newfoundland), or Reliance on National Policy No. 40 (New Brunswick), or Reliance on National Policy No. 40 (Prince Edward Island), or Reliance on National Policy No. 40 (Yukon).

Not Applicable

7. Omitted Information

Not Applicable

8. Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change and may be contacted by the Commission at the following address and telephone number:

Doris Meyer, Corporate Secretary 712C - 12th Street New Westminster, British Columbia V3M 4J6

PHONE: (604) 516-0566

9. Statement of Senior Officer

  The foregoing accurately discloses the material change(s) referred to herein.

  DATED at New Westminster, British Columbia, this 7st day of October 2003.

  "Doris Meyer"
  Doris Meyer, Corporate Secretary

  IT IS AN OFFENCE UNDER THE SECURITIES ACT AND THE ALBERTA SECURITIES COMMISSION RULES FOR A PERSON OR COMPANY TO MAKE A STATEMENT IN A DOCUMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE ACT OR THE RULES THAT, AT THE TIME AND IN LIGHT OF CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION.

  ANY FEE PAYABLE TO THE ALBERTA SECURITIES COMMISSION UNDER THE SECURITIES ACT, THE SECURITIES REGULATION AND THE ALBERTA SECURITIES COMMISSION RULES SHALL BE PAID TO THE ALBERTA SECURITIES COMMISSION IN ACCORDANCE WITH THE REQUIREMENTS OF THE FEE SCHEDULE TO THE SECURITIES REGULATION. ANY FAILURE TO ACCOMPANY A FORM OR APPLICATION WITH THE PRESCRIBED FEE SHALL RESULT IN THE RETURN OF THAT FORM OR APPLICATION.

  IT IS AN OFFENCE FOR A PERSON TO MAKE A STATEMENT REQUIRED TO BE FILED OR FURNISHED UNDER THE SECURITIES ACT OR THIS REGULATION THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE, IS A MISREPRESENTATION. [NOVA SCOTIA]

  IT IS AN OFFENCE FOR A PERSON TO MAKE A STATEMENT IN A DOCUMENT REQURIED TO BE FILED OR FURNISHED UNDER THE ACT OR THESE REGULATIONS THAT, AT THE TIME AND IN THE LIGHT OF THE CIRCUMSTANCES UNDER WHICH IT IS MADE IS A MISREPRESENTATION. [SASK/NWFD]